CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 116 to the Registration Statement on Form N-1A of Fidelity Puritan Trust: Fidelity Balanced Fund, Fidelity Global Balanced Fund, Fidelity Low-Priced Stock Fund, and Fidelity Puritan Fund of our reports dated September 11, 1998 on the financial statements and financial highlights included in the July 31, 1998 Annual Reports to Shareholders of Fidelity Balanced Fund, Fidelity Global Balanced Fund, Fidelity Low-Priced Stock Fund, and Fidelity Puritan Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 23, 1998